UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 27, 2016

Date of Report (Date of earliest event reported)

Windtree Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2016, Windtree Therapeutics, Inc. (the “Company”) and PH Stone Manor LP (“New Landlord”) made effective a Fourth Amendment to Lease Agreement (“Fourth Amendment”) to that certain Office Lease Agreement and Addendum to Office Lease Agreement, each dated May 26, 2004, between the Company (as “Tenant” thereunder) and Stone Manor Corporate Center, L.P., as amended by a First Amendment to Lease Agreement dated April 12, 2007, between the Company and TR Stone Manor Corp. (“Previous Landlord”),  as further amended by a Second Amendment to Lease Agreement (“Second Amendment”) dated January 3, 2013 between the Company and Previous Landlord and, and a Third Amendment to Lease Agreement dated November 24, 2014 between the Company and Previous Landlord (collectively, the “Lease”).  New Landlord is the successor in interest under the Lease to Previous Landlord of the Company’s headquarters building located at Stone Manor Corporate Center, 2600 Kelly Road, Warrington, PA 18976 (the “Property”).  The Fourth Amendment was executed on April 29, 2016 and deposited into escrow pending completion of the sale of the Property by Previous Landlord to New Landlord.  The sale of the Property was completed on May 27, 2016 and the Fourth Amendment was released from escrow and made effective on May 27, 2016.  A copy of the Fourth Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1.

Under the terms of the Amendment:

(i)              the Company will surrender a portion of the leased space totaling 9,088 rentable square feet.  As a result, the leased space will be reduced by approximately 25%, from 39,594 rentable square feet to 30,506 rentable square feet and the Company’s proportionate share of the building expense will be reduced proportionately, as described in the Fourth Amendment;

(ii)            the term of the lease is extended by four years from February 28, 2018 to February 28, 2022;

(iii)           the base rent is adjusted as follows:

Year	Rent Rate Pre-Amendment	Net Rent Rate Post- Amendment*
6/1/16-9/30/16	$23.00	$20.88
10/1/16-9/30/17	$23.50	$20.88
10/1/16-9/30/18	(through 2/28/18) $24.00	$25.00
10/1/16-9/30/19	–	$25.25
10/1/16-9/30/20	–	$26.00
10/1/16-9/30/21	–	$26.00
10/1/16-2/28/22	–	$26.25

*net of a landlord credit of $10,486 per month, totaling $167,783, for the period June 1, 2016 through September 30, 2017

As a result of the foregoing, the Company will realize a reduction in net base rental payments of approximately $312,000 for the period June 1, 2016 through the June 30, 2017 and an estimated reduction in utilities expense of approximately $40,000 for the same period.  As of December 31, 2015, the total aggregate base rental payments under the Amendment are approximately $4.3 million;

(iv)          the Company will retain certain rights with respect to its existing right of first offer and 5-year extension option provided in the Second Amendment; and

(v)            the New Landlord will pay the Company $80,000 to defray costs of moving and other costs related to reconfiguring the remaining premises.

The foregoing description of the Lease and the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Lease and the Fourth Amendment.  A copy of the Fourth Amendment is filed as Exhibit 10.1 to this report and incorporated herein by reference.  Copies of the original Lease and First Amendment are filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K dated April 6, 2007, and a copy of the Second Amendment is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 6, 2013, as filed with the SEC on January 8, 2013.  The Lease and the Fourth Amendment have been filed in order to provide information regarding their terms and in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”).  Pursuant to the Lease and the Fourth Amendment, each of the Company and the Landlord made certain representations, warranties and covenants and agreed to indemnify each other for certain losses arising out of breaches of such representations, warranties, covenants and other specified matters. The representations, warranties and covenants were made by the parties to and solely for the benefit of each other and any expressly intended third party beneficiaries in the context of all of the terms and conditions of the agreements and in the context of the specific relationship between the parties.  Accordingly, investors are cautioned not to rely on the representations, warranties and covenants.  Furthermore, investors should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or continuing intentions of the parties, since they were only made as of the date of the agreements.  Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Fourth Amendment to Lease Agreement dated as of April 29, 2016, by and between New Landlord and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Windtree Therapeutics, Inc.

	By:	/s/ Craig Fraser
	Name:	Craig Fraser
	Title:	President and Chief Executive Officer

Date: May 31, 2016